SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 10, 2012

SYNALLOY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	775 Spartan Blvd, Ste 102, P.O. Box 5627, Spartanburg, SC 29304	29304
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (864) 585-3605

INAPPLICABLE
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
ITEM 1.01.	Entry into a Material Definitive Agreement

On August 10, 2012, Synalloy Corporation (“Synalloy”) entered into a stock purchase agreement to acquire all of the outstanding shares of capital stock of Lee-Var, Inc., a Texas corporation doing business as Palmer of Texas (“Palmer”).

Palmer is a manufacturer of liquid storage solutions and separation equipment for the petroleum, municipal water, wastewater, chemical and food industries.

The purchase price for the acquisition is $25,575,000 in cash, and is subject to working capital and fixed asset adjustments at and after closing.  Palmer shareholders will also have the ability to receive earn-out payments ranging from $2,500,000 to $10,500,000 if the business unit achieves targeted levels of EBITDA over a three year period following closing; and Synalloy will have the ability to claw-back portions of the purchase price over a two year period following closing if EBITDA falls below baseline levels.

Synalloy intends to fund the purchase price through an increase in its current credit facility and new long-term bank debt in the amount of approximately $22,500,000. The revised credit facility will require the Company to pledge all tangible and intangible properties, including Palmer. Although Synalloy has obtained a commitment from a bank for this funding, the loan has not yet closed, and closing will be subject to Synalloy completing and finalizing the acquisition of Palmer.

The stock purchase agreement includes customary representations, warranties, covenants, closing conditions, termination provisions, indemnification provisions, and agreements, including among others, that each party will use commercially reasonable efforts to complete the acquisition. The agreement also provides for Synalloy to enter into a three-year employment agreement with the current President and a one-year employment agreement with the current Controller of Palmer.

The acquisition is expected to close by August 25, 2012.

A copy of the press release, dated August 13, 2012, announcing the Acquisition is attached hereto as Exhibit 99.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
	(c)		Exhibits
		99	Synalloy Corporation Press Release dated August 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ RICHARD D. SIERADZKI
Richard D. Sieradzki
Chief Financial Officer and Principal Accounting Officer

Dated: August 13, 2012

Exhibit Number	Name
99	Press Release of Synalloy Corporation dated August 13, 2012